PHILADELPHIA CONSOLIDATED HOLDING CORP.
ESTIMATES CALIFORNIA WILDFIRE LOSSES

DECEMBER 6, 2007 PRESS RELEASE

BALA CYNWYD, Pa., December 6, 2007 /PRNewswire-FirstCall/ – Philadelphia Consolidated Holding Corp. (NASDAQ: PHLY) today reported that net pre-tax losses attributable to the October 2007 California wildfires are estimated at $7.5 million. The estimated reduction of fourth quarter net income as a result of these wildfires is $4.9 million ($0.07 per diluted share).

Forward-Looking Information

This release may contain forward-looking statements that are based on management’s estimates, assumptions and projections. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. Such factors include but are not limited to the severity of natural disasters and other catastrophe losses. Additional information or factors that may impact these forward looking statements can be found in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Company does not intend to publicly update any forward looking statement, except as may be required by law.

In operation since 1962, PHLY designs, markets, and underwrites commercial property/casualty, professional liability and personal lines insurance products incorporating value added coverages and services for select industries. The Company, whose commercial and personal lines subsidiaries are rated A+ (Superior), and A- (Excellent), respectively, by A.M. Best Company, is nationally recognized as a member of Ward’s Top 50, Forbes’ Platinum 400 list of America’s Best Big Companies and Forbes’ 100 Best Mid-Cap Stocks in America. The organization has 45 offices strategically located across the United States to provide superior local service.

CONTACT: Investor Relations: Joseph Barnholt, Assistant Vice President, +1-610-617-7626, jbarnholt@phlyins.com.